PROSPECTUS SUPPLEMENT DATED MAY 22, 2003 (To Prospectus dated May 22, 2003)

                           $732,963,000 (APPROXIMATE)

                  MASTR ASSET BACKED SECURITIES TRUST 2003-WMC1
                                    (ISSUER)

                MORTGAGE ASSET SECURITIZATION TRANSACTIONS, INC.
                                   (DEPOSITOR)

                     UBS WARBURG REAL ESTATE SECURITIES INC.
                                    (SELLER)

                      CHASE MANHATTAN MORTGAGE CORPORATION
                                   (SERVICER)

              MORTGAGE PASS THROUGH CERTIFICATES, SERIES 2003-WMC1

The section "Risk Factors--High Loan-to-Value Ratios Increase Risk of Loss" is replaced with the following:

         Mortgage loans with higher loan-to-value ratios may present a greater risk of loss than mortgage loans with loan-to-value ratios of 80.00% or below. Approximately 39.40% of the Group I Mortgage Loans, approximately 39.83% of the Group II Mortgage Loans and approximately 39.78% of the Group III Mortgage Loans (in each case, based on the aggregate principal balance of the related loan group as of the cut-off date) had loan-to-value ratios in excess of 80.00%, but no more than 100.00% at origination. Additionally, the originator's determination of the value of a mortgaged property used in the calculation of the loan-to-values ratios of the mortgage loans may differ from the appraised value of such mortgaged properties. See "The Originator--Underwriting Standards of the Originator" in this prospectus supplement.

The second paragraph of the section "Description of the Mortgage Loans--Group I Mortgage Loan Statistics" is replaced with the following:

         Approximately 39.40% of the Group I Mortgage Loans had loan-to-value ratios at origination in excess of 80.00%. No Group I Mortgage Loan had a loan-to-value ratio at origination in excess of 100.00%. The weighted average loan-to-value ratio of the Group I Mortgage Loans at origination was approximately 82.15%. There can be no assurance that the loan-to-value ratio of any Group I Mortgage Loan determined at any time after origination is less than or equal to its original loan-to-value ratio. Additionally, the originator's determination of the value of a Mortgaged Property used in the calculation of the original loan-to-value ratios of the Mortgage Loans may differ from the appraised value of such Mortgaged Property or the actual value of such Mortgaged Property at origination. See "Risk Factors--High Loan-to-Value Ratios Increase Risk of Loss."

The table entitled "Original Loan-to-Value Ratios of the Group I Mortgage Loans" under the heading "Description of the Mortgage Loans--Group I Mortgage Loan Statistics" is replaced with the following:

                       ORIGINAL LOAN-TO-VALUE RATIOS OF THE GROUP I MORTGAGE LOANS(1)(2)(3)


                                                                                             % OF AGGREGATE
                                                                    PRINCIPAL BALANCE       PRINCIPAL BALANCE
                                               NUMBER OF          OUTSTANDING AS OF THE   OUTSTANDING AS OF THE
RANGE OF ORIGINAL LOAN-TO-VALUE RATIOS (%)   MORTGAGE LOANS            CUT-OFF DATE           CUT-OFF DATE
------------------------------------------   --------------            ------------           ------------
30.00 or less.............................         10             $     1,004,402.23               0.29%
30.01 - 35.00.............................          4                     383,765.60               0.11
35.01 - 40.00.............................          7                     976,815.22               0.28
40.01 - 45.00.............................         12                   1,350,327.15               0.39
45.01 - 50.00.............................         14                   1,681,689.38               0.48
50.01 - 55.00.............................         14                   1,780,439.21               0.51
55.01 - 60.00.............................         28                   3,967,288.49               1.14
60.01 - 65.00.............................         46                   6,499,829.80               1.87
65.01 - 70.00.............................        100                  14,472,996.49               4.15
70.01 - 75.00.............................        158                  24,099,812.16               6.92
75.01 - 80.00.............................        930                 154,915,967.51              44.47
80.01 - 85.00.............................        245                  35,340,276.09              10.14
85.01 - 90.00.............................        325                  49,042,474.01              14.08
90.01 - 95.00.............................        207                  29,754,581.98               8.54
95.01 - 100.00............................        426                  23,110,442.96               6.63
                                                -----             ------------------             ------
     Total................................      2,526             $   348,381,108.28             100.00%
                                                =====             ==================             ======

__________________
(1) The weighted average original loan-to-value ratio of the Group I Mortgage Loans as of the Cut-off Date was approximately 82.15%.
(2) For a description of the determination of loan-to-value ratio by the originator see "The Originator--Underwriting Standards of the Originator" in this prospectus supplement.
(3) References to loan-to-value ratios are references to combined loan-to-value ratios with respect to second lien Mortgage Loans.

The second paragraph of the section "Description of the Mortgage Loans--Group II Mortgage Loan Statistics" is replaced with the following:

                   Approximately 39.83% of the Group II Mortgage Loans had loan-to-value ratios at origination in excess of 80.00%. No Group II Mortgage Loan had a loan-to-value ratio at origination in excess of 100.00%. The weighted average loan-to-value ratio of the Group II Mortgage Loans at origination was approximately 82.42%. There can be no assurance that the loan-to-value ratio of any Group II Mortgage Loan determined at any time after origination is less than or equal to its original loan-to-value ratio. Additionally, the originator's determination of the value of a Mortgaged Property used in the calculation of the original loan-to-value ratios of the Mortgage Loans may differ from the appraised value of such Mortgaged Property or the actual value of such Mortgaged Property at origination. See "Risk Factors--High Loan-to-Value Ratios Increase Risk of Loss."

The table entitled "Original Loan-to-Value Ratios of the Group II Mortgage Loans" under the heading "Description of the Mortgage Loans--Group II Mortgage Loan Statistics" is replaced with the following:

                       ORIGINAL LOAN-TO-VALUE RATIOS OF THE GROUP II MORTGAGE LOANS(1)(2)(3)


                                                                                             % OF AGGREGATE
                                                                    PRINCIPAL BALANCE       PRINCIPAL BALANCE
                                               NUMBER OF          OUTSTANDING AS OF THE   OUTSTANDING AS OF THE
RANGE OF ORIGINAL LOAN-TO-VALUE RATIOS (%)   MORTGAGE LOANS            CUT-OFF DATE           CUT-OFF DATE
35.00 or less.............................          1             $       146,202.55               0.10%
35.01 - 40.00.............................          1                      44,955.56               0.03
40.01 - 45.00.............................          6                     853,850.07               0.57
45.01 - 50.00.............................          6                     950,857.42               0.63
50.01 - 55.00.............................          6                   1,227,975.91               0.82
55.01 - 60.00.............................         13                   1,748,641.23               1.17
60.01 - 65.00.............................         23                   3,366,247.33               2.24
65.01 - 70.00.............................         39                   6,728,035.29               4.48
70.01 - 75.00.............................         47                   8,887,052.31               5.92
75.01 - 80.00.............................        354                  66,313,418.99              44.20
80.01 - 85.00.............................         71                  14,082,906.10               9.39
85.01 - 90.00.............................        112                  19,936,670.45              13.29
90.01 - 95.00.............................        105                  13,850,931.33               9.23
95.01 - 100.00............................        241                  11,893,720.88               7.93
                                                -----             ------------------             ------
     Total................................      1,025             $   150,031,465.42             100.00%
                                                =====             ==================             ======

__________________
(1) The weighted average original loan-to-value ratio of the Group II Mortgage Loans as of the Cut-off Date was approximately 82.42%.
(2) For a description of the determination of loan-to-value ratio by the originator see "The Originator--Underwriting Standards of the Originator" in this prospectus supplement.
(3) References to loan-to-value ratios are references to combined loan-to-value ratios with respect to second lien Mortgage Loans.

The second paragraph of the section "Description of the Mortgage Loans--Group III Mortgage Loan Statistics" is replaced with the following:

                   Approximately 39.78% of the Group III Mortgage Loans had loan-to-value ratios at origination in excess of 80.00%. No Group III Mortgage Loan had a loan-to-value ratio at origination in excess of 100.00%. The weighted average loan-to-value ratio of the Group III Mortgage Loans at origination was approximately 82.58%. There can be no assurance that the loan-to-value ratio of any Group III Mortgage Loan determined at any time after origination is less than or equal to its original loan-to-value ratio. Additionally, the originator's determination of the value of a Mortgaged Property used in the calculation of the original loan-to-value ratios of the Mortgage Loans may differ from the appraised value of such Mortgaged Property or the actual value of such Mortgaged Property at origination. See "Risk Factors--High Loan-to-Value Ratios Increase Risk of Loss."

The table entitled "Original Loan-to-Value Ratios of the Group III Mortgage Loans" under the heading "Description of the Mortgage Loans--Group III Mortgage Loan Statistics" is replaced with the following:

                      ORIGINAL LOAN-TO-VALUE RATIOS OF THE GROUP III MORTGAGE LOANS(1)(2)(3)



                                                                                             % OF AGGREGATE
                                                                    PRINCIPAL BALANCE       PRINCIPAL BALANCE
                                               NUMBER OF          OUTSTANDING AS OF THE   OUTSTANDING AS OF THE
RANGE OF ORIGINAL LOAN-TO-VALUE RATIOS (%)   MORTGAGE LOANS            CUT-OFF DATE           CUT-OFF DATE
------------------------------------------   --------------            ------------           ------------
30.01 - 35.00.............................          2             $       115,420.28               0.05%
40.01 - 45.00.............................          4                   1,249,143.02               0.51
45.01 - 50.00.............................          5                   1,086,581.76               0.44
50.01 - 55.00.............................          6                   1,299,187.29               0.53
55.01 - 60.00.............................          8                   2,551,227.95               1.04
60.01 - 65.00.............................         15                   4,552,299.65               1.85
65.01 - 70.00.............................         43                  16,671,714.50               6.79
70.01 - 75.00.............................         54                  19,558,181.82               7.96
75.01 - 80.00.............................        271                 100,874,626.83              41.05
80.01 - 85.00.............................         50                  16,734,929.25               6.81
85.01 - 90.00.............................        123                  35,331,152.59              14.38
90.01 - 95.00.............................         73                  15,722,535.25               6.40
95.01 - 100.00............................        358                  29,965,209.70              12.20
                                                -----             ------------------             ------
     Total................................      1,012             $   245,712,209.89             100.00%
                                                =====             ==================             ======

__________________
(1) The weighted average original loan-to-value ratio of the Group III Mortgage Loans as of the Cut-off Date was approximately 82.58%.
(2) For a description of the determination of loan-to-value ratio by the originator see "The Originator--Underwriting Standards of the Originator" in this prospectus supplement.
(3) References to loan-to-value ratios are references to combined loan-to-value ratios with respect to second lien Mortgage Loans.

The fifth paragraph of the section "Description of the Offered
Certificates--General" is replaced with the following:

                   The offered certificates will be issued in book-entry form as described below. The offered certificates will be issued in minimum dollar denominations of $25,000 and integral multiples of $1.00 in excess thereof. The assumed final maturity date for the offered certificates is the Distribution Date in May 2033.

UNTIL 90 DAYS AFTER THE DATE OF THIS PROSPECTUS SUPPLEMENT, ALL DEALERS EFFECTING TRANSACTIONS IN THE CERTIFICATES OFFERED HEREBY, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS SUPPLEMENT AND THE PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS SUPPLEMENT AND PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

UBS WARBURG
                                                                        JPMORGAN
             The date of this prospectus supplement is May 27, 2003